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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

CENTRUE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue
P.O. Box 3	(815) 937-4440
Kankakee, IL 60901-0003	Fax (815) 937-3674

March 19, 2004

Dear Fellow Stockholder:

     On behalf of the board of directors and management of Centrue Financial Corporation, we cordially invite you to attend the annual meeting of stockholders of Centrue Financial. The meeting will be held at 10:00 a.m., on Friday, April 23, 2004, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606.

     The individual whom our nominating committee has nominated to serve as a director is an incumbent director. In addition to the election of one director, stockholders are being asked to approve an amendment to the Centrue Financial 2003 Stock Incentive Plan to increase the authorized shares of common stock available under the plan. Additionally, our audit committee has selected and we recommend that you ratify the appointment of McGladrey & Pullen, LLP, to continue as our independent auditors. Accordingly, your board of directors unanimously recommends that you vote your shares for the director nominee and in favor of the amendment as well as the ratification of our accountants.

     We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

     A copy of our annual report to stockholders for the year 2003 is also enclosed. Thank you for your attention to this important matter.

Very truly yours,

Michael A. Griffith	Thomas A. Daiber
Chairman of the Board	President and Chief Executive Officer

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue
P.O. Box 3	(815) 937-4440
Kankakee, IL 60901-0003	Fax (815) 937-3674

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 23, 2004

     Notice is hereby given that the annual meeting of stockholders of Centrue Financial Corporation will be held at 10:00 a.m., on Friday, April 23, 2004 at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606. The annual meeting is for the purpose of considering and acting upon:

1.	the election of one director of Centrue Financial;

2.	to adopt an amendment to the Centrue Financial 2003 Stock Incentive Plan increasing the authorized shares of common stock from 233,000 shares to 400,000 shares;

3.	the ratification of the appointment of McGladrey & Pullen, LLP, as auditors of Centrue Financial for the fiscal year ending December 31, 2004; and

4.	to act upon such other business as may properly come before the annual meeting or any adjournments or postponements of the meeting.

     We are not aware of any other business to come before the annual meeting. Any action may be taken on any one of the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned or postponed. Stockholders of record at the close of business on March 2, 2004 are the stockholders entitled to vote at the annual meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

     You are requested to complete, sign and date the enclosed proxy card, which is solicited on behalf of the board of directors, and to mail it promptly in the enclosed postpaid return envelope.

By Order of the Board of Directors

Lynn O’Brien
Corporate Secretary

Kankakee, Illinois
March 19, 2004

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

CENTRUE FINANCIAL CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
VOTING SECURITIES AND PRINCIPAL HOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
AMEND THE CENTRUE FINANCIAL CORPORATION 2003 STOCK INCENTIVE PLAN
RATIFICATION OF THE APPOINTMENT OF AUDITORS
OTHER MATTERS
APPENDIX A

CENTRUE FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 23, 2004

     This proxy statement is being furnished to stockholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting to be held at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois, on Friday, April 23, 2004 at 10:00 a.m., or at any adjournments or postponements of the meeting. The accompanying notice of meeting, proxy card and this proxy statement are first being mailed to stockholders on or about March 19, 2004.

     The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

     You are receiving a proxy statement and proxy card from us because on March 2, 2004, the record date for the annual meeting, you owned shares of Centrue Financial common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to assist you in making an informed decision.

     When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

     If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

     You are being asked to vote on the election of one director of Centrue Financial for a term expiring in 2007 as well as an amendment to the Centrue Financial Corporation 2003 Stock Incentive Plan to increase the authorized common stock from 233,000 shares to 400,000 shares. Additionally, you are being asked to ratify McGladrey & Pullen, LLP to serve as our independent auditors for the 2004 fiscal year. These matters are more fully described in this proxy statement.

How do I vote?

     You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

     If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” the nominee named in this proxy statement, “for” amending the Stock Incentive Plan and “for” the ratification of our auditors.

     If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a legal proxy from your broker in order to vote in person at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

What does it mean if I receive more than one proxy card from us?

     It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

     If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card in the envelope provided by your broker.

     Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of independent auditors, but cannot vote on non-routine matters, such as the adoption or amendment of a stock option plan, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on a non-routine matter and your broker does not have discretionary authority to vote on these matters, the broker will return the proxy form to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below, under “How many votes are needed for approval of each proposal?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy?

     If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date and returning that proxy to our proxy solicitor;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.

     If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

     A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

     Shares are counted as present at the meeting if the stockholder either:

•	is present in person at the meeting; or

•	has properly submitted a signed proxy card.

     On March 2, 2004, the record date, there were 2,607,816 shares of common stock issued and outstanding. Therefore, at least 1,303,909 shares need to be present at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for re-election?

     The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than one nominee. The board has no reason to believe the nominee will be unable to stand for re-election or serve for his term if re-elected.

What options do I have in voting on each of the proposals?

     You may vote “for” or “withhold authority to vote for” the nominee for director. You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting. Abstentions will be considered in determining the presence of a quorum but will not affect the vote required for election of directors, the amendment to the Stock Incentive Plan or the ratification of our auditors.

How many votes may I cast?

     Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

     The individual receiving the highest number of votes cast “for” election will be elected as a director of Centrue Financial.

     The amendment to the stock incentive plan, the ratification of our auditors and all other matters, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present.

Where do I find the voting results of the meeting?

     We will announce the results of the voting as soon as possible after the meeting. We will also disclose the voting results in our Form 10-Q for the quarter ended June 30, 2004.

Who bears the cost of soliciting proxies?

     We will bear the cost of soliciting proxies. We have retained Morrow & Company to assist, as necessary, in the solicitation of proxies, for a fee estimated to be approximately $5,000 plus reasonable out-of-pocket expenses. In addition to solicitations by mail, officers, directors or employees of Centrue Financial or Centrue Bank may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth information as of March 2, 2004, regarding share ownership of:

•	those persons or entities known by us to beneficially own more than five percent of our common stock;

•	each director and each executive officer named in the summary compensation table; and

•	all directors and officers as a group.

The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the footnotes to the table.

Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
5% Stockholders
Jeffrey L. Gendell(2)	186,200	7.14%
Tontine Financial Partners, L.P.
Tontine Management, L.L.C. 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830
Private Capital Management(3) 8889 Pelican Bay Blvd., Suite 500 Naples, Florida 34108	183,338	7.03%
Directors
Thomas A. Daiber(4)	37,979	1.46%
Michael A. Griffith(5)	51,500	1.97%
Michael J. Hejna	9,792	*
Mark L. Smith(6)	14,600	*
Wesley E. Walker(7)	27,746	1.06%
Named Executive Officers
Carol S. Hoekstra(8)	14,146	*
James M. Lindstrom(9)	7,118	*
Brad Rench(10)	9,090	*
Keith Roseland(11)	6,412	*
Directors and executive officers of Centrue Financial as a group (12 persons)(12)	201,970	7.74%

*	Less than 1.0%

(1)	Amounts reported include shares held directly, including shares subject to options granted under our stock incentive plan which are presently exercisable, as well as shares which are held in retirement accounts and shares held by members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective director may be deemed to have sole or shared voting and/or investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2)	This information is as reported to the Securities and Exchange Commission on a Schedule 13D filed on December 9, 2002 and a subsequent Form 4 filed on March 11, 2003, as adjusted to reflect the two-for-one stock split in the form of a dividend completed on October 31, 2003.

(3)	This information is as reported to the Securities and Exchange Commission on a Schedule 13G/A filed on February 13, 2004. According to the filing by Private Capital Management (“PCM”), PCM’s Chief Executive Officer and President each exercise shared dispositive and shared voting power with respect to shares held by PCM’s clients and managed by PCM, but they disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.

(4)	The amount reported includes 14,140 shares held jointly with his spouse and 1,200 shares held in an individual retirement account for the benefit of his spouse, with respect to which Mr. Daiber shares voting and investment power, and 11,000 shares of restricted stock. The reported amount does not include 20,000 shares subject to options, which are not presently exercisable.

(5)	The amount reported includes 30,000 shares subject to options, which are presently exercisable, and 5,500 shares of restricted stock. The amount reported does not include 1,015 shares of phantom stock credited to his account pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan.

(6)	The amount reported includes 400 shares owned by Mr. Smith’s spouse, over which he has no voting or investment power, 1,110 shares with respect to which he has shared voting and investment power, and 3,200 shares held in a trust in which Mr. Smith serves as trustee with respect to which he has sole voting and investment power. Mr. Smith does not have any financial interest over those shares and disclaims any beneficial interest. In addition, the amount reported includes 5,000 shares subject to options, which are presently exercisable. The amount does not include 934 shares of phantom stock credited to his account pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan.

(7)	The amount reported includes 4,050 shares held jointly with his spouse, with respect to which Mr. Walker shares voting and investment power, and 5,000 shares subject to options, which are presently exercisable.

(8)	The amount reported includes 182 shares owned directly by Ms. Hoekstra’s spouse, over which she has no voting or investment power, 1,164 shares held in the 401(k) plan for the benefit of Ms. Hoekstra and over which Ms. Hoekstra has sole voting and investment power and 1,260 shares held in the 401(k) plan for the benefit of Ms. Hoekstra’s spouse over which Ms. Hoekstra has no voting or investment power. The amount reported also includes 4,116 shares allocated to Ms. Hoekstra under our employee stock ownership plan, with respect to which shares Ms. Hoekstra has sole voting power and no investment power, and 4,742 shares allocated to Ms. Hoekstra’s spouse under our employee stock ownership plan, with respect to which shares Ms. Hoekstra has no voting or investment power. Additionally, it includes 100 shares of restricted stock. The amount reported does not include 5,000 shares subject to options, which are not presently exercisable.

(9)	The amount reported includes 6,000 shares of restricted stock and does not include 15,000 shares subject to options, which are not presently exercisable.

(10)	The amount reported includes 5,100 shares of restricted stock and does not include 5,000 shares subject to options, which are not presently exercisable.

(11)	The amount reported includes 2,594 shares allocated to Mr. Roseland under our employee stock ownership plan, with respect to which shares Mr. Roseland has sole voting power and no investment power. The amount reported does not include 5,000 shares subject to options, which are not presently exercisable.

(12)	This amount includes shares held directly, including 40,000 shares subject to options which are deemed to be exercisable, as well as shares allocated to participant accounts under our employee stock ownership plan, shares held in retirement accounts and shares held by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors and officers may be deemed to have sole or shared voting and investment power.

ELECTION OF DIRECTORS

General

     Our board of directors currently consists of five members. The board is divided into three classes and one class of directors is elected annually. Our directors are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

     The table below sets forth information regarding the nominee for director and the individuals who will continue as directors, including each director’s term of office. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting FOR the election of the nominee identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute nominee recommended by our nominating committee. At this time, we do not know of any reason why the nominee may refuse or be unable to serve as a director, if re-elected. There are no arrangements or understandings between the nominee and any other person pursuant to which a nominee was selected.

The board of directors unanimously recommends that stockholders vote FOR the nominee.

NOMINEE

				Term
		Position(s) Held	Director	to
Name	Age	in Centrue Financial	Since	Expire
Michael A. Griffith	45	Chairman of the Board and Director	2002	2007

CONTINUING DIRECTORS

Michael J. Hejna	50	Director	2003	2005

Thomas A. Daiber	46	President, Chief Executive Officer and Director	2003	2006

Mark L. Smith	54	Director	2001	2006

Wesley E. Walker	68	Director	1992	2006

     In 2002, Mr. Griffith was appointed to the board after a search conducted by the nominating committee, which included discussions with several stockholders who own more than 5% of our common stock. Mr. Griffith was appointed to serve on the board in connection with an agreement with an investment group led by Jeffrey L. Gendell. Pursuant to that agreement, the board agreed to appoint Mr. Griffith to the board and Mr. Gendell agreed, among other things, to keep his group’s aggregate beneficial ownership below 9.99% of our stock, to vote in favor of the board’s recommendations on matters presented to the stockholders at the 2003 annual meeting, and otherwise not to seek to control our board, management or policies. This agreement expired in December, 2003.

     No member of the board of directors is related to any other member of the board of directors. The business experience of each continuing director and nominee is set forth below. All directors have held their present positions for at least five years unless otherwise indicated.

     Thomas A. Daiber. Mr. Daiber is the President and Chief Executive Officer of Centrue Financial and Centrue Bank. Prior to joining Centrue Financial in October, 2003, Mr. Daiber had served as Chairman, President and Chief Executive Officer of Aviston Financial Corporation and Chairman and Chief Executive Officer of the State Bank of Aviston, headquartered in Aviston, Illinois, from October, 2002 to October, 2003. Mr. Daiber served as Allegiant Bancorp, Inc.’s Chief Financial Officer from May, 1999 until March, 2003. Mr. Daiber was employed by Allegiant Bancorp in St. Louis beginning in March, 1997 and served as its Director of Internal Auditing prior to becoming Chief Financial Officer.

     Michael A. Griffith. Mr. Griffith has served on the board of both Centrue Financial and Centrue Bank since December, 2002 and as Chairman of Centrue Financial since January, 2003 and of Centrue Bank since February, 2003. Mr. Griffith was most recently Chairman and Chief Executive Officer of ChiRex Inc., a contract manufacturer of active pharmaceutical ingredients. He is a graduate of Northwestern University’s Kellogg School of Management and has over 15 years of experience in commercial and investment banking.

     Michael J. Hejna. Mr. Hejna is a director of Centrue Financial and Centrue Bank. Since 1988, Mr. Hejna has served as President and Chief Executive Officer of Gundaker Commercial Group, Inc., a full service commercial real estate firm where he created and manages a $500 million real estate portfolio. From 1978 through 1988, Mr. Hejna held various positions with three financial institutions focusing on lending and real estate transactions.

     Mark L. Smith. Mr. Smith is President of Smith, Koelling, Dykstra and Ohm, P.C., a certified public accounting firm located in Bourbonnais, Illinois and managing member of Solutions for Wealth Management, LLC, a financial planning and investment advisory firm also located in Bourbonnais, Illinois. From 1997 through 2001, Mr. Smith was Treasurer and a board member of Provena Hospital Corporation located in Frankfort, Illinois and from 1991 through 2000 was Treasurer and a board member of Provena St. Mary’s Hospital located in Kankakee, Illinois. In 1972, Mr. Smith received his certified public accountant certificate and in 1995 was accredited as a personal financial specialist by the American Institute of Certified Public Accountants.

     Wesley E. Walker. Mr. Walker is the former Chairman of the Riverside Medical Center Foundation. Mr. Walker served as Executive Director of the YMCA located in Kankakee for 25 years, from 1970 to 1995. He was responsible for oversight of the YMCA’s facility and 90 employees. In connection with his involvement in the YMCA, Mr. Walker has received many awards, including the National YMCA’s “Award of Excellence”, which he received in 1991 in recognition of his leadership abilities. He has also served as vice chairman of the Kankakee Area Chamber of Commerce board of directors. Since his retirement from the YMCA, he has been a consultant to seven local non-profit organizations.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2003, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2003 with the exception of the following: one late Form 4 for Mr. Charles Smith reporting the exercise of 3,200 options into shares of common stock; one late Form 4 for Mr. Daiber reporting the grant of 20,000 options; one late Form 4 filing for Mr. Lindstrom reporting the grant of 15,000 options; one late Form 4 filing for Mr. Griffith reporting the grant of 20,000 options; and one late Form 5 for Mr. Walker reporting the gifting of 140 shares of common stock.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

     Our board of directors currently consists of five members. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Centrue Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, to be held six times a year, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Daiber, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants). All members of our board of directors also serve as members of Centrue Bank’s board of directors.

     The board has determined that, with the exception of Mr. Daiber, all of our current directors are “independent” as defined by the American Stock Exchange. The board of directors currently has an Audit Committee and has an Executive Committee, which is responsible for compensation, nomination and corporate governance matters. Consistent with the American Stock Exchange listing requirements, the independent directors regularly have the opportunity to meet in “executive session” without Mr. Daiber in attendance.

     Our board of directors held 14 meetings during 2003. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual stockholders meeting, all directors are encouraged to participate in the meeting. All of the current directors who were directors at the time of last year’s annual meeting attended the meeting.

     There have been changes in the board membership since the 2003 annual meeting of stockholders. Mr. Daiber joined the board in October, 2003 when he became our President and Chief Executive Officer after our acquisition of Aviston Financial Corporation. Mr. Hejna was also a director of Aviston and joined our board after the acquisition. William Cheffer and Larry Huffman resigned from the board in 2003 and Brenda Baird resigned in January, 2004.

Audit Committee

     The Audit Committee is currently comprised of Messrs. Smith, Griffith and Hejna, with Mr. Smith serving as Chairman of the committee. In 2003, Mr. Walker also served on the committee. The board has determined that each of the current members is considered “independent” in accordance with the American Stock Exchange listing requirements and the regulations of the Securities and Exchange Commission. Further, the board has determined that each of Mr. Griffith and Mr. Smith qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The board based this decision regarding Mr. Griffith on his education, his previous experience as Chief Executive Officer and Chief Financial Officer of ChiRex, Inc. and his professional experience in commercial and investment banking. In regard to Mr. Smith, the board based its decision on his education and his professional experience, including serving as President of a public accounting firm and as managing member of a financial planning and investment advisory firm.

     The functions performed by the audit committee include, but are not limited to, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent auditors, including the pre-approval of all engagements and fee arrangements;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

     To promote independence of the audit function, the committee consults separately and jointly with the independent auditors, the internal auditors and management. In 2003, the committee met nine times. The Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. Our current charter is attached to this proxy statement as Appendix A and is available on our website at www.centrue.com.

Executive Committee

     Currently, the Executive Committee serves as the committee performing the compensation, nominating and corporate governance functions of the board. Messrs. Griffith, Smith and Walker serve on the committee, with Mr. Griffith serving as the Chairman. The board has determined that each of the members is considered “independent” in accordance with the American Stock Exchange listing requirements. In its capacity as the compensation committee, the Executive Committee’s role is to determine the salary and bonus to be paid to Mr. Daiber, our Chief Executive Officer, and to our other executive officers. It also administers our equity based plans and meets either independently or in conjunction with our full board of directors to grant options to eligible individuals in accordance with the terms of the plans. In its role as the nominating committee, the committee is charged with identifying and nominating individuals to be presented to our stockholders for election or re-election to the board of directors. The committee also reviews and monitors our policies, procedures and structure as they relate to corporate governance.

     During the first part of 2003, there was a separate Nominating Committee and Compensation and Governance Committee. In May 2003, these two committees were combined to facilitate and streamline the search process for a Chief Executive Officer and the members included Messrs. Griffith, Smith and Walker and Ms. Baird. In January, 2004, a separate Nominating and Governance Committee was reestablished and the compensation responsibilities were assigned to the Executive Committee. Later in January, 2004, the Nominating and Governance Committee was folded into the Executive Committee.

     The Executive Committee’s responsibilities and functions are further described in its charter, which was adopted in March, 2004 and is available on our website at www.centrue.com. The Executive Committee met six times in 2003 and the committees performing the compensation function and the nominating function met eight times.

Director Nominations and Qualifications

     For the 2004 annual meeting of stockholders, the independent disinterested members of the Executive Committee nominated Mr. Griffith, an incumbent director, for re-election to the board. The independent disinterested members of the full board ratified and approved the nomination at its March, 2004 meeting. The Nominating and Governance Committee and the disinterested independent members of the board had previously considered two candidates, Ms. Baird and Mr. Griffith. Prior to a final determination with respect to nominations, Ms. Baird resigned from the board in January, 2004. The board did not receive any stockholder nominations for the 2004 annual meeting.

     Pursuant to its charter, the Executive Committee evaluates all potential nominees for election, including incumbent directors, nominees brought forth by an incumbent director or officer, and any stockholder nominees, in the same manner. The committee meets from time to time, as necessary, to consider whether incumbent directors and any other potential nominees brought to the committee’s attention are qualified to be nominated for director and who they will nominate. Generally, the committee believes that, at a minimum, its nominees should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve, exemplary management and communications skills, as well as an ability to meet the standards and duties set forth in our code of conduct. It is also expected that directors should be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and that they should be committed to serve on the board for an extended period of time. Nominees and directors may not serve on the boards of directors of more than three companies subject to the reporting requirements of the Securities Exchange Act of 1934.

     Further, nominees must beneficially own at least 1,000 shares of Centrue Financial common stock prior to being nominated by the Executive Committee. Additionally, nominees and directors must agree to maintain beneficial ownership in our common stock in an amount equal to at least $100,000. A nominee shall have five years from the time he or she is elected to the board to meet the ownership requirement. Common stock attributed to the director through the Non-Employee Directors’ Deferred Compensation Plan will count toward the requirement, but the value of any unexercised stock options will not.

     The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with the American Stock Exchange requirements to ensure that at least a majority of the directors will, at all times, be independent. The committee did not retain any third party to assist it in identifying candidates for the upcoming stockholders meeting, although it may in the future if the committee believes it is necessary.

Stockholder Communication with the Board, Nomination and Proposal Procedures

     General Communications with the Board. Stockholders may contact Centrue Financial’s board of directors by contacting Lynn O’Brien, our Corporate Secretary, at Centrue Financial Corporation, 310 South Schuyler Avenue, P.O. Box 3, Kankakee, Illinois 60901-0003 or (815) 937-4440. All comments will be forwarded directly to the Chairman of the Board.

     Nominations of Directors. In order for a stockholder nominee to be considered by the Executive Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of Centrue Financial’s capital stock owned by that stockholder. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

     In accordance with our bylaws, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, a stockholder’s notice must be delivered or mailed and received not less than 30 days prior to the date of the meeting, provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, such notice by the stockholder to be timely must be delivered no later than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. The stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, such person’s name and qualifications and, as to the stockholder giving the notice, his or her name and address and the class and number of shares of Centrue Financial’s capital stock owned by that stockholder. Any such nominee will not be included in our proxy statement.

     Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders, the nominating stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, at least 120 days prior to the date the previous year’s proxy statement was mailed to stockholders, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

     For business to be otherwise brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, a stockholder’s notice must be delivered or mailed and received not less than 30 days prior to the date of the meeting, provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, such notice by the stockholder to be timely must be delivered no later than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. A stockholder’s notice to the Corporate Secretary must include a brief description of the matter the stockholder desires to present, the name and record address of the stockholder who proposed the matter, the class and number of shares of Centrue Financial’s capital stock that are beneficially owned by the stockholder and any material interest of the stockholder in the matter.

Code of Ethics

     We have a code of conduct in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code of conduct is posted on our website at www.centrue.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Director Compensation

     Each director of Centrue Financial is also currently a director of Centrue Bank. In May, 2003, the board set director compensation for the remainder of the year. As established, each director earned $1,000 for each board meeting attended and $500 for each committee meeting attended. Additionally, the Chairman of the Board was paid a retainer of $56,250 in 2003 ($75,000 annualized), the Chairman of the Audit Committee was paid a retainer of $30,000 in 2003 ($40,000 annualized) and the Chairman of the committee handling compensation, nominating and corporate governance matters was paid a retainer of $15,000 in 2003 ($20,000 annualized). Each director serving on the board of directors after the 2003 annual meeting of stockholders also received options to purchase 5,000 shares of our common stock and Mr. Griffith received options to purchase 20,000 shares of common stock in connection with the announcement of the merger transaction with Aviston Financial Corporation.

     The board changed the terms of director compensation for 2004 in conjunction with the reduction in the number of regular board meetings from twelve to six per year. Directors will receive $2,500 for every Centrue Financial board meeting attended and $500 for each committee meeting attended. Each director will also receive $2,000 for each Centrue Bank board meeting attended and $500 for each committee meeting attended. Additionally, each director will receive $1,000 for each ad hoc and telephonic meeting attended, and $1,000 for each loan committee meeting attended. The Chairman of the Board will receive a retainer of $18,750 per calendar quarter, and the Chairman of the Audit Committee will receive a retainer of $10,000 per calendar quarter. After each annual meeting of stockholders, each independent director will also receive options to purchase 5,000 shares of common stock pursuant to the 2003 Stock Incentive Plan.

     Pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan, a director may elect to receive his or her director fees either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such director’s service on the board or age sixty-five (65). Amounts deferred will be converted into phantom stock units with each such unit representing a share of our common stock plus dividends and distributions of amounts credited under the account may be made in shares of our common stock or, at the election of the participating director, in cash. During 2003, Mr. Griffith and Mr. Smith each deferred $20,000 of their director fees pursuant to the plan.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid or accrued to our Chief Executive Officer and to each of our other most highly compensated executive officers of Centrue Financial and Centrue Bank whose aggregate salary and bonus exceeded $100,000 for 2003.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
		Annual Compensation			Awards
	(b)
	Fiscal						(g)
	Year				(f)		Securities
(a)	Ended			(e)	Restricted		Underlying	(i)
Name and	December	(c)	(d)	Other Annual	Stock		Options/	All Other
Principal Position	31st	Salary(1)	Bonus	Compensation	Awards		SARs	Compensation
Thomas A. Daiber(2) President and Chief Executive Officer	2003	$53,846	$—	$4,910 (8)	$324,500	(9)	20,000	$—
James M. Lindstrom(3) Chief Financial Officer	2003	$83,462	$50,000	$—	$177,000	(9)	15,000	$—
Bradley S. Rench(4) Chief Lending Officer	2003	$29,596	$—	$—	$150,450	(9)	5,000	$—
Carol S. Hoekstra(5)	2003	$131,121	$35,190	$—	$2,950	(9)	5,000	$17,736	(10)
Senior Vice President	2002	97,065	—	—	—		—	10,182	(11)
Keith M. Roseland(6) Regional President	2003	$105,640	$35,100	$2,416 (8)	$—		5,000	$15,102	(10)
Larry D. Huffman(7)	2003	$80,571	$14,910	$—	$—		—	$148	(10)
Former President and	2002	147,173	—	—	—		—	10,834	(11)
Chief Executive Officer	2001	105,000	—	—	—		—	—

(1)	Includes amounts deferred under the 401(k) plan.

(2)	Mr. Daiber became President and Chief Executive Officer in October, 2003 and was not an employee of Centrue Financial or Centrue Bank prior to that time.

(3)	Mr. Lindstrom became Chief Financial Officer in July, 2003. From May to July, 2003, he served as a consultant and was paid $25,900 in connection with his consulting services.

(4)	Mr. Rench became our Chief Lending Officer in October, 2003 and was not an employee of Centrue Financial or Centrue Bank prior to that time.

(5)	Ms. Hoekstra was named as Executive Vice President and interim Chief Operating Officer of Centrue Financial and Centrue Bank in February, 2003 and served in those capacities until being asked to temporarily serve as Regional President of Centrue Bank in December, 2003. In January, 2004, following the recruitment of a Regional President, Ms. Hoekstra resumed her normal duties as Senior Vice President.

(6)	Mr. Roseland became a Regional President of Centrue Bank in October, 2003. Mr. Roseland was an Executive Vice President prior to that time.

(7)	Mr. Huffman became President and Chief Executive Officer on April 1, 2001 and served in those capacities until his resignation in April, 2003.

(8)	The amount reported for Mr. Daiber represents $2,710 for an automobile allowance and $2,200 for housing expenses. The amount reported for Mr. Roseland represents an automobile allowance.

(9)	Represents restricted shares of common stock awarded on October 30, 2003. The dollar amount shown is approximately equal to the product of the number of shares of restricted common stock granted multiplied by $29.50, the closing price of the common stock as reported by the American Stock Exchange on October 29, 2003. This valuation does not take into account any diminution in value that results from the restrictions applicable to such common stock. From and after the date of issuance, holders of the restricted common stock are entitled to vote such common stock and receive dividends at the same rate applicable to unrestricted shares of common stock. Generally, the restricted stock vests in five equal installments on the five anniversaries following the date of grant, October 30, 2003. Additionally, for Messrs. Daiber and Lindstrom, 500 shares have vested and 500 shares will vest on February 28, 2005. Finally, for Mr. Rench and Ms. Hoekstra, 50 shares have vested and 50 shares will vest on February 28, 2005.

(10)	Represents contributions made under Centrue Bank’s retirement plan and the cost to Centrue Financial share allocations made under its Employee Stock Ownership Plan in 2003. The dollar amounts of these contributions and allocations were $12,514 and $5,035 for Ms. Hoekstra and $10,590 and $4,261 for Mr. Roseland. Also included are life insurance premiums paid for the benefit of the executives, including Mr. Huffman.

(11)	Represents contributions made under Centrue Bank’s retirement plan and the cost to Centrue Financial of share allocations made under its Employee Stock Ownership Plan in 2002. The dollar amounts of these contributions and allocations were $7,226 and $3,608 for Mr. Huffman; and $6,791 and $3,391 for Ms. Hoekstra.

     The following table sets forth information concerning the number and value of stock options granted in the last fiscal year to the individuals named above in the summary compensation table with the exception of Mr. Huffman, who was not granted options in 2003:

OPTION GRANTS IN LAST FISCAL YEAR

	(b)	(c) % of Total Options Granted to	(d)	(e)	Potential realizable value at assumed annual rates of stock price appreciation for option term
(a)	Options	Employees in Fiscal	Exercise or Base Price	Expiration	(f)	(g)
Name	Granted(1)	Year	($/Sh)	Date	5%	10%
Thomas A. Daiber	20,000	35.09%	$26.25	10/9/13	$330,170	$836,715
James M. Lindstrom	15,000	26.32%	$23.19	7/7/13	$218,761	$554,383
Carol S. Hoekstra	5,000	8.77%	$26.25	10/9/13	$82,542	$209,179
Keith M. Roseland	5,000	8.77%	$26.25	10/9/13	$82,542	$209,179
Bradley S. Rench	5,000	8.77%	$26.25	10/9/13	$82,542	$209,179

     The following table sets forth certain information concerning stock options exercised in 2003 and the number and value of stock options at December 31, 2003 held by the named executive officers with the exception of Mr. Huffman.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
OPTION/SAR VALUES

			(d)		(e)
	(b)		Number of Securities		Value of Unexercised In-
	Shares		Underlying Unexercised		the-Money Options/SARs
(a)	Acquired on	(c) Value	Options/SARs at FY-End		at FY-End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. Daiber	—	$—	—	20,000	—	$40,000
James M. Lindstrom	—	$—	—	15,000	—	$75,900
Carol S. Hoekstra	—	$—	—	5,000	—	$10,000
Keith M. Roseland	—	$—	—	5,000	—	$10,000
Bradley S. Rench	—	$—	—	5,000	—	$10,000

Employment Agreements

     We have entered into employment agreements with certain of our executive officers, including Messrs. Daiber, Lindstrom, Rench and Roseland, as well as with Ms. Hoekstra.

     Employment Agreements with Messrs. Daiber and Lindstrom. We have entered into employment agreements with Mr. Daiber and Mr. Lindstrom. The agreements provide for an initial base salary of $250,000 for Mr. Daiber and $175,000 for Mr. Lindstrom, which may be maintained or increased during the term in accordance with our established management compensation policies and plans. The agreements have “evergreen” terms of three years for Mr. Daiber and two years for Mr. Lindstrom, unless terminated by either party on 30 days’ prior written notice. The agreements also provide for a performance bonus of up to 50% of each of their respective base salaries and benefits including the grant of an option to purchase 20,000 shares of common stock for Mr. Daiber and 15,000 shares for Mr. Lindstrom, pursuant to the terms of the Stock Incentive Plan.

     If Mr. Daiber’s employment is terminated without cause, as defined in the employment agreement, we will be obligated to pay an amount equal to three times 125% of his base salary and to provide health insurance during the continuation period under federal employee benefit laws. If Mr. Lindstrom’s employment is terminated without cause we will be obligated to pay an amount equal to two times his base salary and to provide health insurance during the continuation period under federal employee benefit laws. We will have no continuing obligation to them if they voluntarily terminate employment or if we terminate them for cause, except that we will be obligated to pay them the accrued salary and benefits through the effective date of the termination of employment.

     If either Mr. Daiber or Mr. Lindstrom voluntarily terminates his employment, or his employment is involuntarily terminated, within one year after a change of control of Centrue Financial, then Mr. Daiber will be entitled to the same cash payment and benefits he would have been entitled to if terminated by Centrue Financial without cause and Mr. Lindstrom will be entitled to receive a cash payment equal to three times his base salary. In addition, they will have the right to terminate their employment and receive the same severance as if Centrue Financial had terminated them without cause if they are constructively discharged as described in the agreements. In general, they will have been constructively discharged if they are removed from their positions, if they are relocated by more than 50 miles or if we commit a material breach of our obligations under the agreements. Additionally, Mr. Daiber will have been constructively discharged if he is not re-elected to the board of directors.

     Additionally, the agreements include a covenant limiting their ability to compete with Centrue Financial or its affiliates in an area encompassing a 25-mile radius of the counties in which they operate for a period of one year following a termination of his employment. The geographic area covered by this provision constitutes a portion of Centrue Financial’s primary market area.

     Employment Agreement with Messrs. Rench and Roseland and Ms. Hoekstra. We have also entered into employment agreements with Messrs. Rench and Roseland and Ms. Hoekstra. The agreements have one year terms and provide for initial base salaries of $135,000 for each of Mr. Rench and Ms. Hoekstra and $110,000 for Mr. Roseland, each of which may be maintained or increased during the term in accordance with our established management compensation policies and plans. The agreements also provide for a performance bonus of up to 25% of each of their respective base salaries, and the agreements included the grant of an option to purchase 5,000 shares of common stock pursuant to the terms of the Stock Incentive Plan.

     If their employment is terminated without cause, as defined in the employment agreements, we will be obligated to pay an amount equal to one time his or her base salary and to provide health insurance for a one year period following the termination. We will have no continuing obligation to if they voluntarily terminate employment or if we terminate them for cause, except that we will be obligated to pay them the accrued salary and benefits through the effective date of the termination of employment.

     If they voluntarily terminate their employment within six months of a change of control of Centrue Financial, or if their employment is involuntarily terminated within one year after such a change of control, then they will be entitled to the same cash payment and benefits they would have been entitled to if terminated by Centrue Financial without cause. In addition, they will have the right to terminate their employment and receive the same severance as if Centrue Financial had terminated him without cause if they are constructively discharged as described in the agreements. In general, they will have been constructively discharged if they are removed from their positions, if they are relocated by more than 50 miles or if we commit a material breach of our obligations under the agreements.

     Additionally, the agreements include a covenant limiting their ability to compete with Centrue Financial or its affiliates in an area encompassing a 25-mile radius of the counties in which they operate for a period of one year following a termination of his employment. The geographic area covered by this provision constitutes a portion of Centrue Financial’s primary market area.

Report of the Committee on Executive Compensation

The report of the committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Centrue Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     General. We are committed to providing a total compensation program that supports Centrue Financial’s long-term business strategy and performance culture and creates a commonality of interest with Centrue Financial’s stockholders. The committee is responsible for setting the salaries and overall compensation of the Chief Executive Officer, as well as the other executive officers. It also reviews Centrue Financial’s general compensation program for all employees on an ongoing basis. In the first part of 2003, the Compensation Committee performed this function and in May, 2003, it was combined with the Nominating and Governance Committee and was comprised of Messrs. Griffith, Smith and Walker and Ms. Baird, each of whom the board deemed to be “independent” under the rules of the American Stock Exchange. In January, 2004, the compensation responsibilities were assigned to the Executive Committee, which is also made up of “independent” directors.

     The general philosophy in making decisions regarding the salaries of the executive officers, after taking into account an examination of compensation at other financial institutions in our geographic region and similar in size, is as follows:

•	to provide incentives for executive officers to work toward achieving successful annual results and strategic objectives;

•	to provide significant reward for achievement of superior performance;

•	to create significant opportunity and incentive for executives to be long-term stockholders;

•	to link executive compensation rewards to increases in stockholder value, as measured by favorable long-term results and continued strengthening of Centrue Financial’s financial condition;

•	to provide flexibility to recognize, differentiate, and reward individual performance; and

•	to facilitate stock ownership through granting of stock options and restricted stock.

     We welcomed many new executive officers in 2003. Mr. Daiber became our Chief Executive Officer in October, 2003 and Mr. Lindstrom became our Chief Financial Officer in July, 2003. Additionally, many existing employees were named to new positions throughout the year. In connection with these changes, we entered into employment contracts with a number of the executive officers, the terms of which are described in this proxy statement.

     Base Salary. The committee reviews each executive officer’s base salary on an annual basis. The salaries may be adjusted, either up or down, to reflect Centrue Financial’s financial performance, including, but not limited to, Centrue Financial’s asset quality, asset growth, earnings per share, net income, net interest margin and expansion of territory. Additionally, base salaries are determined by examining, among other things, the executive officer’s level of responsibility, prior experience, time as an employee with the Company, breadth of knowledge and individual performance objectives. When measuring individual performance, the committee considers the individual’s efforts in achieving established financial and business objectives, managing and developing employees and enhancing long-term relationships with customers. All of the factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

     The base salary paid to Mr. Huffman, who served as President and Chief Executive Officer until his resignation in April, 2003, was based primarily on the terms of his employment contract and the salary levels of other similarly situated financial institutions as well as the Company’s performance over the three-year period in which he served as our Chief Executive Officer.

     Mr. Daiber, who has served as President and Chief Executive Officer beginning in October, 2003, after the merger of Centrue Financial with Aviston Financial Corporation, entered into an employment agreement that was approved by the independent directors. The terms of the employment agreement, including an initial base salary of $250,000, was established through negotiations with Mr. Daiber and reflects our belief and confidence in Mr. Daiber’s skill and expertise in serving as Centrue Financial’s Chief Executive Officer as well as his ability to guide the organization through the transitions related to its acquisitions, including the Aviston acquisition. The initial salary was also based upon Mr. Daiber’s salary in his previous positions at other financial institutions, as well as the salary levels of other similarly situated financial institutions. Pursuant to the terms of the employment agreement, Mr. Daiber’s salary is set to be reviewed by the Executive Committee in 2004. At that time, we expect that Mr. Daiber’s salary will be set to reflect the factors set forth earlier in this report.

     Cash Bonus. We also believe that providing bonuses based on corporate and individual performance is an effective way to incent our employees as well as to retain them for the future. Executive officer bonuses paid in 2003 were based upon a combination of organization wide and individual performance criteria. Mr. Daiber did not receive a bonus in 2003. His employment contract specifies that he is eligible to receive a bonus of up to 50% of his base salary in the future. The amount of Mr. Daiber’s bonus will be dependent upon the following: overall profitability of Centrue Financial, improvement in Centrue Financial’s net interest margin, level of growth either through acquisitions or new branches, implementation of a company-wide personnel evaluation and compensation system, establishment of a budget-based management reporting system as well as Mr. Daiber’s general management of the executive officers and other employees.

     Long-Term Incentive Compensation. The final component of the executive compensation program is long-term incentive compensation, which includes a 401(k) plan and a stock incentive plan. The 401(k) plan allows the participants to choose between several different investment options, including shares of Centrue Financial common stock. Under the 401(k) plan, employees are eligible to redirect up to 50% of their regular basic compensation into a tax-deferred trust, subject to limitations imposed by the Internal Revenue Code. Beginning in 2004, Centrue Financial matches 50% of a participant’s deferrals into the plan limited up to 3% of each participant’s salary. All participants are always 100% vested in their salary deferrals and become 100% vested in the matching contributions upon retirement, disability or in accordance with the vesting provisions of the 401(k) plan. Participant accounts are distributed to the individual participants upon termination of employment.

     In order to promote equity ownership in Centrue Financial by the directors and executive officers, Centrue Financial has granted stock options and shares of restricted stock. In the past, the granting of options has been done on a limited basis; however, beginning in 2003, the committee has determined that granting stock options will encourage executive officers to remain in the employ of Centrue Financial and will increase their interest in the success of Centrue Financial. Therefore, we anticipate granting more stock options in the future. In 2003, we also granted shares of restricted stock, including 11,000 shares to Mr. Daiber, to executive officers, directors and certain employees after the merger with Aviston and announcement of the merger with Parish Bank and Trust.

     Conclusion. The committee believes these executive compensation policies and programs effectively serve the interests of stockholders and Centrue Financial. The committee believes these policies motivate executives to contribute to our overall future success, thereby enhancing the value of Centrue Financial for the benefit of all stockholders. The committee believes that the benefits provided through the stock-based plans more closely tie the compensation of the officers to the interests of the stockholders and provide significant additional performance incentives for the officers which directly benefit the stockholders through an increase in the stock value.

Executive Committee:
Michael A. Griffith
Mark L. Smith
Wesley E. Walker

Compensation Committee Interlocks and Insider Participation

     During 2003, the members of the committee performing the compensation function were Messrs. Griffith, Smith and Walker and Ms. Baird. None of these individuals was an officer or employee of Centrue Financial or Centrue Bank in 2003, and none of these individuals is a former officer or employee of either organization. In addition, during 2003 no executive officer served on the board of directors or the compensation committee of any other corporation with respect to which any member of our committee performing the compensation function was engaged as an executive officer.

Performance Graph

     The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following performance graph and related information unless such graph and related information are specifically stated to be incorporated by reference into such document.

     The following graph shows a five year comparison of cumulative total returns on an investment of $100 on December 31, 1998 in our common stock, the Standard & Poor’s 500 Stock Index, SNL Midwest Bank Index and the SNL American Stock Exchange Thrift Index. Because Centrue Financial is no longer a thrift holding company after the merger with Aviston Financial Corporation, we are replacing the SNL AMEX Thrift Index with the SNL Midwest Bank Index and, beginning next year, the thrift index will no longer be presented. The graph assumes the reinvestment of all dividends received. The graph was prepared by SNL Securities, Charlottesville, Virginia, at our request.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Centrue Financial	$100.00	$78.21	$89.14	$121.02	$153.34	$240.18
Standard & Poor’s Stock 500 Index*	$100.00	$121.11	$110.34	$97.32	$75.75	$97.51
SNL Midwest Bank Index	$100.00	$78.57	$95.15	$97.24	$93.80	$120.07
SNL AMEX Thrift Index	$100.00	$95.81	$114.66	$150.40	$199.41	$318.26

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and officers of Centrue Financial and Centrue Bank, and their associates, were customers of and had banking transactions with Centrue Financial and Centrue Bank during 2003. Additional transactions may be expected to take place in the future. All loans by Centrue Bank to its senior officers and directors are subject to the rules and regulations of the Office of Banks and Real Estate, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission. A commercial bank is generally prohibited from making loans to its senior officers and directors at favorable rates or on terms not comparable to those prevailing to the general public. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     In 2003, we paid approximately $150,000 in real estate development fees related to the development, construction and purchase of a new branch in Fairview Heights, Illinois, to a company in which Mr. Hejna is an executive officer. This one time payment was originally contracted with Aviston Financial Corporation and we paid it after the merger. Our management believes that the transaction was no less favorable to us than if the services were obtained from a non-affiliated party. The continuing construction and development of the project has been transferred to a non-affiliated party in order to preserve Mr. Hejna’s independence as a director.

AUDIT COMMITTEE REPORT

     The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

     The audit committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors. The current charter is attached to this proxy statement as Appendix A.

     Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. McGladrey & Pullen, LLP, our independent auditor, is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. Centrue Financial outsources the internal audit function to a third party that reports directly to the audit committee and management. This third party is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating to the reliability and integrity of our financial information. The audit committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

     The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2003 with our management and McGladrey & Pullen, LLP, our independent auditors. The committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and McGladrey & Pullen, LLP the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee:
Mark L. Smith, Chairman
Michael A. Griffith
Michael J. Hejna

AMEND THE CENTRUE FINANCIAL CORPORATION 2003 STOCK INCENTIVE PLAN

     At the annual meeting, stockholders will be asked to approve the amendment of the Centrue Financial Corporation 2003 Stock Incentive Plan. The board of directors is asking the stockholders to approve increasing the number of shares reserved for issuance under the 2003 Stock Incentive Plan from 233,000 shares to 400,000 shares. The board believes that it is important to increase the number of shares available under the Plan because the board intends to continue its use of equity based compensation for its employees and directors and in conjunction with future potential mergers and acquisitions. As of March 2, 2004, we had 100,200 shares remaining available under the plan.

Administration

     The Stock Incentive Plan is to be administered by the Executive Committee which will be comprised of at least two independent directors appointed by our board of directors. The committee will have the authority to select the directors, officers and employees to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Stock Incentive Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Stock Incentive Plan.

     The Stock Incentive Plan provides for the grant of “incentive stock options,” as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended, options that do not so qualify (“nonstatutory options”), restricted stock and stock appreciation rights, as determined in each individual case by the Executive Committee. Currently, 233,000 shares of common stock have been reserved for issuance under the Stock Incentive Plan. The amendment, if approved by stockholders, will increase the amount reserved to 400,000. In general, if any award (including an award granted to a non-employee director) granted under the Stock Incentive Plan expires, terminates, is forfeited or is cancelled for any reason, the shares of common stock allocable to that award may again be made subject to an award granted under the Stock Incentive Plan.

Awards

     Directors, officers and employees of Centrue Financial and Centrue Bank are eligible to receive grants under the Stock Incentive Plan. Options may be granted subject to a vesting requirement and will become fully vested upon a merger or change of control of Centrue Financial. The exercise price of incentive stock options granted under the Stock Incentive Plan must at least equal the fair market value of the common stock subject to the option (determined as provided in the plan) on the date the option is granted. The exercise price of nonstatutory options and stock appreciation rights will be determined by the committee. Under the terms of the plan and in connection with the listing standards of the American Stock Exchange, no option may be repriced to reduce the exercise price without stockholder approval (except in connection with a change in Centrue Financial’s capitalization).

     An incentive stock option granted under the Stock Incentive Plan to an employee owning more than 10% of the total combined voting power of all classes of capital stock of Centrue Financial is subject to the further restriction that such option must have an exercise price of at least 110% of the fair market value of the shares of common stock issuable upon exercise of the option (determined as of the date the option is granted) and may not have an exercise term of more than five years. Incentive stock options are also subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of common stock as to which any such incentive stock option first becomes exercisable in any calendar year, is limited to $100,000. To the extent options covering more than $100,000 worth of common stock first become exercisable in any one calendar year, the excess will be nonstatutory options. For purposes of determining which, if any, options have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

     Each director, officer and key employee eligible to participate in the Stock Incentive Plan will be notified by the committee. To receive an award under the Stock Incentive Plan, an award agreement must be executed which specifies the type of award to be granted, the number of shares of common stock (if any) to which the award relates, the terms and conditions of the award and the date granted. In the case of an award of options, the award agreement will also specify the price at which the shares of common stock subject to the option may be purchased, the date(s) on which the option becomes exercisable and whether the option is an incentive stock option or a nonstatutory option.

     The full exercise price for all shares of common stock purchased upon the exercise of options granted under the Stock Incentive Plan may be paid by cash, award surrender or common stock owned at the time of exercise, as directed by the compensation committee. Incentive stock options granted to employees under the Stock Incentive Plan may remain outstanding and exercisable for ten years from the date of grant or until the expiration of three months (or such lesser period as the compensation committee may determine) from the date on which the person to whom they were granted ceases to be employed by Centrue Financial. Nonstatutory options and stock appreciation rights granted under the Stock Incentive Plan remain outstanding and exercisable for such period as the compensation committee may determine.

Income Tax

     Incentive stock options granted under the Stock Incentive Plan have certain advantageous tax attributes to the recipient under the income tax laws. No taxable income is recognized by the option holder for income tax purposes at the time of the grant or exercise of an incentive stock option, although neither is there any income tax deduction available to Centrue Financial as a result of such a grant or exercise. Any gain or loss recognized by an option holder on the later disposition of shares of common stock acquired pursuant to the exercise of an incentive stock option generally will be treated as capital gain or loss if such disposition does not occur prior to one year after the date of exercise of the option, or two years after the date the option was granted.

     As in the case of incentive stock options, the grant of nonstatutory stock options, restricted stock or stock appreciation rights will not result in taxable income for income tax purposes to the recipient of the awards, nor will Centrue Financial be entitled to an income tax deduction. Upon the exercise of nonstatutory stock options or stock appreciation rights, or the lapse of restrictions on restricted stock, the award holder will generally recognize ordinary income for income tax purposes equal to the difference between the exercise price and the fair market value of the shares of common stock acquired or deemed acquired on the date of exercise, and Centrue Financial will be entitled to an income tax deduction in the amount of the ordinary income recognized by the option holder. In general, any gain or loss realized by the option holder on the subsequent disposition of such shares will be a capital gain or loss.

Amendment and Termination

     The Stock Incentive Plan expires ten years after its adoption, unless sooner terminated by our board of directors. Our board of directors has authority to amend the Stock Incentive Plan in such manner as it deems advisable, except that our board of directors is not permitted without our stockholders’ approval to amend the plan in a manner that would materially increase the number of shares of common stock that may be granted as incentive stock options or change the class of persons eligible to recent incentive stock options. The Stock Incentive Plan provides for appropriate adjustment, as determined by the compensation committee, in the number and kind of shares subject to unexercised options, in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

Stockholder Vote Necessary For Approval To Amend the Stock Incentive Plan

     The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting is required to approve the amendment of the Stock Incentive Plan. Our board of directors unanimously recommends a vote FOR the proposed amendment.

Aggregated Equity Plan Information

     The table below sets forth the following information as of December 31, 2003 for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders:

(a)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)	the weighted-average exercise price of such outstanding options, warrants and rights;

(c)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to	Weighted-average exercise	Number of securities
	be issued upon exercise	price of outstanding	remaining available for
Plan category	of outstanding options	options	future issuance
Equity compensation plans approved by security holders	96,800	$23.11	100,200
Equity compensation plans not approved by security holders	5,000 (1)	$18.58	0
Total	101,800	$22.89	100,200

(1)	Includes a customary grant of options to purchase 5,000 shares to an incoming director and was made in connection with the grant to Mr. Griffith upon his joining the board in December, 2002.

RATIFICATION OF THE APPOINTMENT OF AUDITORS

     Stockholders will be asked to approve the appointment of McGladrey & Pullen, LLP, as our independent public accountants to conduct the audit for the year ending December 31, 2004. A proposal will be presented at the annual meeting to ratify the appointment of McGladrey & Pullen, LLP. If the appointment of McGladrey & Pullen, is not ratified, the matter of the appointment of independent public accountants will be considered by the board of directors. A representative of McGladrey & Pullen, LLP is expected to participate in the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

     The board of directors unanimously recommends that you vote FOR the ratification of the appointment of McGladrey & Pullen, LLP, as our auditors for the fiscal year ending December 31, 2004.

Accountant Fees

     Audit Fees. The aggregate amount of fees billed by McGladrey & Pullen, LLP for its audit of Centrue Financial’s annual financial statements for 2003 and 2002 were $170,420 and $54,285, respectively. The audit services also include the review of financial statements included in our quarterly reports on Form 10-Q and other services normally performed by independent auditors in connection with statutory and regulatory filings, including approximately $30,000 in connection with the Form S-4 registration statement filed with the Securities and Exchange Commission in connection with the merger with Aviston Financial Corporation.

     Audit Related Fees. The aggregate amount of audit related fees billed by McGladrey & Pullen, LLP for 2003 was $25,940. None was billed in 2002. The majority of these services related to the acquisition of Aviston Financial Corporation, consultations regarding employee benefit plans and other technical accounting and consulting research, as well as the implementation and review of our internal control structure required to be performed in accordance with the requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991.

     Tax Fees. The aggregate amounts of tax related services billed by McGladrey & Pullen, LLP for 2003 and 2002 were $44,120 and $22,531, respectively, for professional services rendered for tax compliance, tax advice and tax planning. In 2003, approximately $19,000 of the amount billed was in connection with the issuance of a tax opinion and other tax issues related to the acquisition of Aviston Financial Corporation. The services provided also included assistance with the preparation of Centrue Financial’s tax return and guidance with respect to estimated tax payments.

     All Other Fees. McGladrey & Pullen, LLP did not bill any other fees in 2003 and billed $94,895 in other fees in 2002. These other fees consisted of services relating to the preparation of informational returns for our employee benefit plans and a marketing study and analysis of our branch locations.

     Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has adopted a policy concerning the approval of the audit and permissible non-audit services to be provided by McGladrey & Pullen, LLP. On a case by case basis, audit or permissible non-audit services proposed to be performed are considered by and, if deemed appropriate, approved by the Audit Committee in advance of the performance of such services. All of the fees earned by McGladrey & Pullen, LLP described above were attributable to services pre-approved by the Audit Committee.

OTHER MATTERS

     We are not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

By Order of the Board of Directors

Lynn O’Brien
Corporate Secretary

Kankakee, Illinois
March 19, 2004

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I. PURPOSE

The primary function of the Audit Committee is to assist the Boards of Directors of Centrue Financial Corporation and Centrue Bank (together, the “Company”) in fulfilling their oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Boards of Directors have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

*	Retain, oversee, review and terminate the Company’s independent accountants and pre-approve all services performed by the independent accountants.

*	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

*	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Boards of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Article IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Boards of Directors. Each Audit Committee member shall be an independent director, free from any relationship that, in the opinion of the Boards of Directors, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Additionally, each Audit Committee member shall be independent as defined by the rules and regulations of the Securities and Exchange Commission and the American Stock Exchange (or by the rules and regulations of any other exchange or national market on which the Company’s common stock is quoted or listed for trading). All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and the Chairman of the Audit Committee shall have accounting and financial management expertise sufficient to qualify as a “audit committee financial expert”, as defined by the rules and regulations of the Securities and Exchange Commission. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant and shall satisfy all continuing education requirements of the Securities and Exchange Commission and the American Stock Exchange (or by the rules and regulations of any other exchange or national market on which the Company’s common stock is quoted or listed for trading).

The members of the Audit Committee shall be elected by the Boards of Directors at the annual organizational meetings of the Boards of Directors and shall serve until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full Boards of Directors, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III. MEETINGS

The Audit Committee shall meet at least once quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee shall meet at least annually with management, the internal auditors and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee, or the Chairman of the Audit Committee, shall meet with the independent accountants and management quarterly to review the Company’s financials consistent with Article IV.4. below.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.	Review this Charter at least annually, and shall update the Charter as conditions may dictate.

2.	Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body or the public, including any certification, report, opinion or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the internal auditors and management’s responses to such reports.

4.	Review with financial management and the independent accountants the Company’s quarterly and annual reports, and all other significant reports filed with the Securities and Exchange Commission, prior to their filing or prior to the release of earnings. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants

5.	Have sole authority over, and responsibility for, the retention and oversight of the Company’s independent accountants. The Audit Committee shall approve all fees and other compensation to be paid to the independent accountants. In fulfilling these duties, the Audit Committee shall consider the independence and effectiveness of the independent accountants. The Audit Committee shall continuously review and discuss with the independent accountants all significant relationships that the independent accountants have with the Company to determine the accountants’ independence.

6.	Have sole authority over, and responsibility for, reviewing the performance of the independent accountants and discharging the independent accountants when circumstances warrant.

7.	Pre-approve all audit and non-audit services to be performed by the independent accountants.

8.	Monitor the services performed by the independent accountants to ensure that any services prohibited by the Securities and Exchange Commission or the American Stock Exchange are not performed during the period in which the independent accountants are performing audit services for the Company.

9.	Consult with the independent accountants out of the presence of management regarding the Company’s internal controls and the fullness and accuracy of the Company’s financial statements.

Financial Reporting Processes

10.	In consultation with the independent accountants and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external, including the Company’s internal control policies and procedures.

11.	Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

12.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles as suggested by the independent accountants, management or the internal auditors.

Process Improvement

13.	Review the independent accountants’ internal quality procedures and reports issued thereon, including any inquiries or investigations by governmental authorities or professional organizations within the previous five years.

14.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

15.	Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

16.	Review any significant disagreement among management and the independent accountants or the internal auditors in connection with the preparation of the financial statements.

17.	Review with the independent accountants, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.

18.	While the audit committee has the responsibilities and powers set forth in the Charter, it is not the duty of the audit committee to plan and conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted principles. Management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those financial statements.

Ethical and Legal Compliance

19.	Establish, review and update periodically the Conflict of Interest/Code of Ethics of the Company and ensure that management has established a system to enforce such policies.

20.	Review and pre-approve all related party transactions to the extent required by the rules of the Securities and Exchange Commission, the American Stock Exchange or of any other exchange or national market on which the Company’s common stock is quoted or listed for trading.

21.	Establish and maintain policies and procedures for employees of the Company to anonymously report accounting errors or improprieties directly to the Audit Committee.

22.	Retain independent legal counsel or other advisors as the Audit Committee deems, in its sole discretion, necessary to fulfill its duties under this Charter. The Audit Committee shall be afforded all funding necessary to retain such independent legal counsel and advisors.

23.	Review the activities, the organizational structure and the qualifications of the internal auditors.

24.	Review, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

25.	Review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

26.	Perform any other activities consistent with this Charter, the Company’s By-laws and the rules and regulations of the Securities and Exchange Commission, the American Stock Exchange or any other exchange or national market on which the Company’s common stock is quoted or listed for trading, as the Audit Committee or the Boards of Directors deem necessary or appropriate.

27.	Perform an annual self-evaluation of the performance of the Audit Committee and of its individual members during the previous year.

28.	Discuss with management, to the extent and at the times deemed necessary, the Company’s policies with respect to risk assessment and risk management.

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY	CENTRUE FINANCIAL CORPORATION	PROXY

For the Annual Meeting of Stockholders — April 23, 2004

     The undersigned hereby appoints Mark L. Smith, Michael A. Griffith and Wesley E. Walker, or any two of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the annual meeting of the stockholders of Centrue Financial Corporation, to be held at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, on Friday, April 23, 2004, at 10:00 a.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting:

☐	Check here for address change.	☐	Check here if you plan to attend the meeting.

New Address:

(Continued and to be signed on reverse side.)

CENTRUE FINANCIAL CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

1.	Election of Director Michael A. Griffith

(INSTRUCTIONS: To withhold authority to vote for the individual nominee, write the nominee’s name in the space below.)

2.	To approve the amendment to the Centrue Financial Corporation 2003 Stock Incentive Plan to increase the number of shares reserved under the plan.

3.	To ratify the selection of McGladrey & Pullen, LLP, as auditors for Centrue Financial Corporation for 2004.

The board of directors recommends a vote FOR the nominee and FOR all proposals.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Dated:		, 2004

signature(s)